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         SECURITIES AND EXCHANGE COMMISSION           --------------------------
                WASHINGTON, DC 20549                  --------------------------
                                                             SEC USE ONLY
                      FORM 144                        --------------------------
                                                      DOCUMENT SEQUENCE NO.
   NOTICE OF PROPOSED SALE OF SECURITIES PURSUANT
    TO RULE 144 UNDER THE SECURITIES ACT OF 1933      --------------------------
                                                      CUSIP NUMBER

ATTENTION: Transmit for filing 3 copies of this       --------------------------
           form concurrently with either placing      WORK LOCATION
           an order with a broker to execute
           sale or executing a sale directly          --------------------------
           with a market maker.

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 1(a) NAME OF ISSUER (Please type or print)                  (b) IRS IDENT. NO.       (c) S.E.C. FILE NO.
      DTE Energy Company                                         38-3217752               001-11607
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 1(d) ADDRESS OF ISSUER                   STREET           CITY           STATE           ZIP CODE             (e) TELEPHONE NO.
                                                                                                            ------------------------
                                     2000 Second Avenue    Detroit        MI              48226             AREA CODE      NUMBER
                                                                                                            313           235-8126
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 2(a) NAME OF PERSON FOR WHOSE ACCOUNT   (b) IRS IDENT.     (c) RELATIONSHIP      (d) ADDRESS STREET    CITY    STATE    ZIP CODE
      THE SECURITIES ARE TO BE SOLD          NO.                TO ISSUER

      Lynne Ellyn                                               Sr VP and CIO     2000 Second Avenue    Detroit   MI       48214
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 INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

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       3(a)                            (b)                                                    (c)                  (d)
   TITLE OF THE          NAME AND ADDRESS OF EACH BROKER           SEC USE ONLY        NUMBER OF SHARES         AGGREGATE
     CLASS OF         THROUGH WHOM THE SECURITIES ARE TO BE        ---------------      OR OTHER UNITS           MARKET
    SECURITIES         OFFERED OR EACH MARKET MAKER WHO IS          BROKER-DEALER         TO BE SOLD              VALUE
    TO BE SOLD               ACQUIRING THE SECURITIES                FILE NUMBER       (See instr. 3(c))    (See instr. 3(d))
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                      BNY Brokerage, Inc., 1633 Broadway, 48th
Common Stock          Floor, New York, NY 10019                                         2633                119,575.3253
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     (e)                      (f)                    (g)
NUMBER OF SHARES            APPROXIMATE            NAME OF EACH
 OR OTHER UNITS             DATE OF SALE            SECURITIES
   OUTSTANDING           (See instr. 3(f))           EXCHANGE
(See instr. 3(e))         (MO. DAY  YR.)        (See instr. 3(g))
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174,159,338               08/31/2005                 NYSE
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INSTRUCTIONS:
   1.  (a) Name of issuer
       (b) Issuer's I.R.S. Identification Number
       (c) Issuer's S.E.C. file number, if any
       (d) Issuer's address, including zip code
       (e) Issuer's telephone number, including area code
   2. (a) Name of person for whose account the securities are to be sold
       (b) Such person's I.R.S. identification number, if such person is an entity
       (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
       (d) Such person's address, including zip code
   3.  (a) Title of the class of securities to be sold
       (b) Name and address of each broker through whom the securities are intended to be sold
       (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
       (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
       (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
       (f) Approximate date on which the securities are to be sold
       (g) Name of each securities exchange, if any, on which the securities are intended to be sold

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                SEC 1147 (01-04)

                         TABLE I--SECURITIES TO BE SOLD
    Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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     Title of    Date you    Nature of Acquisition          Name of Person from        Amount of      Date of      Nature of Payment
    the Class    Acquired       Transaction                  Whom Acquired            Securities      Payment
                                                            (If gift, also give        Acquired
                                                            date donor acquired)
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Common Stock    03/14/2001  Vesting of performance shares      DTE Energy Company           662         08/31/2005      Cash
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Common Stock    03/14/2001  Vesting of restricted stock        DTE Energy Company          1119         08/31/2005      Cash
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Common Stock    02/27/2002  Vesting of restricted stock        DTE Energy Company           852         08/31/2005      Cash
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INSTRUCTIONS:
    If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

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               TABLE II--SECURITIES SOLD DURING THE PAST 3 MONTHS
   Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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   Name and Address of Seller             Title of Securities Sold         Date of Sale         Amount of        Gross Proceeds
                                                                                               Securities
                                                                                                  Sold
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REMARKS:

INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

                                    09/01/05
                    ----------------------------------------
                                (DATE OF NOTICE)
ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.
                    /s/ Sandra K. Ennis   Attorney-in-Fact
                    ----------------------------------------
                                  (SIGNATURE)

 The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                                                SEC 1147 (01-04)